Filed pursuant to Rule 433 Registration Statement No. 333-180300-03 FINANCIAL PRODUCTS FACT SHEET (T212)

Offering Period: May 9, 2013 – May 29, 2013
2 Year Digital Barrier Notes Linked to the S&P 500® Index, the Russell 2000® Index, and the Market Vectors Gold Miners ETF

Return Profile

•	2 year Digital Barrier Notes linked to the performance of the S&P 500® Index, the Russell 2000® Index, and the Market Vectors Gold Miners ETF.
•	If a Knock-In Event does not occur, the investor will be entitled to receive an amount equal to their principal plus the Fixed Payment Percentage at maturity.
•	If a Knock-In Event has occurred and the Final Level of the Lowest Performing Underlying is greater than or equal to its Initial Level, the investor will be entitled to receive an amount equal to their principal .
•	If a Knock-In Event has occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, the investor will be exposed to the depreciation of the Lowest Performing Underlying and the amount at maturity that the investor will be entitled to receive will be less than the principal amount of the securities held and may be zero.
•	Any payment on the securities is subject to our ability to pay our obligations as they become due.

Terms & Knock-In Event

Issuer:	Credit Suisse AG (“Credit Suisse”), Nassau Branch.
Trade Date:	Expected to be May 30, 2013.
Settlement Date:	Expected to be June 4, 2013.
Underlying:	The S&P 500® Index, the Russell 2000® Index, and the Market Vectors Gold Miners ETF.
Fixed Payment Percentage:	Expected to be between 21.00% and 23.00% (to be determined on the Trade Date).
Redemption Amount:	An amount in cash equal to the principal amount of the securities held multiplied by the sum of 1 plus the Underlying Return of the Lowest Performing Underlying.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, if (a) there is no Knock-In Event, then: the Fixed Payment Percentage; or (b) there is a Knock-In Event and (i) the Final Level is equal to or greater than its Initial Level, then: zero; or (ii) the Final Level is less than its Initial Level, then: [(Final Level – Initial Level)/Initial Level] of such Underlying.
Knock-In Level:	For each Underlying, expected to be approximately 55% of the Initial Level of such Underlying (to be determined on the Trade Date).
Knock-In Event:	A Knock-In Event occurs if the closing level of either Underlying is equal to or less than its Knock-In Level on any trading day during the Observation Period.
Observation Period:	The period from and excluding the Trade Date to and including the Valuation Date.
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Valuation Date:	May 29, 2015
Maturity Date:	June 3, 2015
CUSIP:	22547Q2Q8

Benefits

•	Offers a Fixed Payment Percentage at maturity if there is no Knock-In Event.
•	Reduced downside risk due to a 45% contingent buffer.

Hypothetical Returns at Maturity

Percentage	Underlying	Redemption	Underlying	Redemption
Change in	Return of the	Amount per	Return of the	Amount per
the Lowest	Lowest	$1,000	Lowest	$1,000
Performing	Performing	Principal	Performing	Principal
Underlying	Underlying (no	Amount of	Underlying ( KI	Amount of
	KI Event	Securities (no	Event occurs)	Securities (KI
	occurs) (1)	KI Event		Event occurs)
		occurs) (1)(2)		(2)
50%	22.00%	$1220	0.00%	$1000
40%	22.00%	$1220	0.00%	$1000
30%	22.00%	$1220	0.00%	$1000
20%	22.00%	$1220	0.00%	$1000
10%	22.00%	$1220	0.00%	$1000
0%	22.00%	$1220	0.00%	$1000
-20%	22.00%	$1220	-20%	$800
-30%	22.00%	$1220	-30%	$700
-40%	22.00%	$1220	-40%	$600
-50%	N/A	N/A	-50%	$500
-60%	N/A	N/A	-60%	$400
(1)	Assumes a Fixed Payment Percentage of 22.00% (the midpoint of the expected range) (to be determined on Trade Date).
(2)	The hypothetical Redemption Amounts set forth above are for illustrative purposes only and may not be the actual returns applicable to the investor. The numbers appearing in the table have been rounded for ease of analysis.

Product Risks

•	Investment may result in a loss of up to 100% of principal.
•	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
•	The securities do not pay interest.
•	The return on the securities is affected by the Final Level of the Lowest Performing Underlying and the occurrence of a Knock-In Event.
•	The Redemption Amount will be based on the Underlying Return of the Lowest Performing Underlying and, therefore, you will not benefit from the performance of any other Underlying.

(See “Additional Risk Considerations” on the next page).

Product Summary

Horizon (years)	2 Years
Principal Repayment	Principal at Risk
Investment Objective	Appreciation
Market Outlook	Neutral / Mildly Bullish

FINANCIAL PRODUCTS FACT SHEET

Offering Period: May 9, 2013 – May 29, 2013
2 Year Digital Barrier Notes

Additional Risk Considerations

•	The securities are exposed to the risk of fluctuations in the level of the Underlyings to the same degree for each Underlying.
•	Prior to maturity, costs such as concessions and hedging may affect the value of the securities.
•	Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.
•	Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent and hedging our obligations under the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.
•	As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlying.

The risks set forth in the section entitled “Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the pricing supplement, and the “Risk Factors” section of the product supplement, which set forth risks related to an investment in the securities.

Disclaimer

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early sales could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of Credit Suisse Research Departments. Financial Products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated May 9, 2013, Underlying Supplement dated November 19, 2012, Product Supplement No. T-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the pricing supplement related to the offering summarized herein on the SEC website at: http://www.sec.gov/Archives/edgar/data/1053092/000095010313002950/dp38189_424b2-t212.htm

You may access the product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.